Exhibit 10(g)

AMENDMENT THREE
to the
ADTALEM GLOBAL EDUCATION RETIREMENT PLAN
(as amended and restated effective January 1, 2020)

WHEREAS, Adtalem Global Education Inc. (the “Company”) maintains the Adtalem Global Education Retirement Plan (the “Plan”), most recently restated as of January 1, 2020;

WHEREAS, Section 13.01 of the Plan provides that the any officer of the Company is authorized to amend the Plan on behalf of the Company with respect to any amendment that does not materially increase or decrease the cost to the employers of providing benefits under the Plan;

WHEREAS, the Company is selling its interest in Becker/OCL and ACAMS and desires to allow [Becker/OCL and ACAMS] to continue participating in the Plan post-closing pursuant to an transition services agreement;

NOW, THEREFORE, BE IT RESOLVED, that Article 14 (General Provisions) of the Plan is amended, effective as of March 10, 2022, to add a new Section 14.11 at the end thereof to read as follows:

14.11 Multiple Employer Plan Temporary Provisions

Notwithstanding any other provision of the Plan to the contrary, for the period beginning on the closing date of the Becker/OCL and ACAMS’s divestiture from the Company’s controlled group and ending on the date on which benefits under the Transition Services Agreement related to such divestiture (“TSA”) end pursuant to the terms of the TSA, the Plan and its related Trust are intended to also qualify as a multiple employer plan pursuant to Section 413(c) of the Code, as amended from time to time.  For this limited period of time, the Plan will be a multiple employer plan and Becker/OCL and ACAMS shall be treated as a separate Employer for application of such Plan provisions as the Company determines to be appropriate.  Becker/OCL and ACAMS shall no longer be deemed an Employer after the end of the transition period defined in the TSA.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby executes this amendment on behalf of the Company on this ___ day of March 2022.